EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-39478) pertaining to the Thrift Incentive Stock Purchase Plan for Certain Employees of Cullen/Frost Bankers, Inc. of our report dated March 23, 2018, with respect to the financial statements of the Thrift Incentive Stock Purchase Plan for Certain Employees of Cullen/Frost Bankers, Inc. included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
San Antonio, Texas
March 23, 2018